EXHIBIT 21
                     SUBSIDIARIES OF ACAP CORPORATION

WHOLLY OWNED SUBSIDIARY OF ACAP CORPORATION:

American Capitol Insurance Company (Texas)

WHOLLY OWNED SUBSIDIARIES OF AMERICAN CAPITOL INSURANCE COMPANY

Imperial Plan, Inc. (Texas)
Texas Imperial Life Insurance Company (Texas)